WITHOUT PREJUDICE & SUBJECT TO CONTRACT

THIS AGREEMENT is made on the 30th day of June, 2021 between ALEX GOURLAY of 607 Longwood Avenue, Glencoe, IL 60022, USA ("the Employee") and WALGREENS BOOTS ALLIANCE SERVICES LIMITED of 2 The Heights, Brooklands, Weybridge, Surrey, KT13 0NY ("the Company").

INTRODUCTION

A.     The Employee’s employment with the Company will end on 31 December 2021.
B.     The parties wish to record the terms agreed between them on which the Employee’s employment will come to an end.
C.    The Company acknowledges and confirms that all appropriate processes have been carried out and approvals obtained to make the payments under this Agreement.
D. The Employee agrees that he accepts the payments and other arrangements detailed below and will not make any complaint or claim concerning his employment and/or its termination in accordance with the provisions of this Agreement.
E.    The Employee will complete the Reaffirmation Letter on or around the Termination Date.

AGREEMENT

It is agreed between the parties as follows:
1.     The Employee’s employment by the Company shall terminate on 31 December 2021 (“the Termination Date”). With effect from 17 May 2021, and continuing to the Termination Date, the Employee shall serve as senior adviser to the CEO (the “Transition Period”). For the avoidance of doubt, during the Transition Period, the Employee will continue to perform services in good faith, as may be reasonably required at the primary direction of the CEO. During the Transition Period, Employee will continue to be responsible for compliance with applicable policies and procedures governing Company executives, with his obligations under this Agreement and under his contract of employment and Assigment Agreement (in both cases as modified by this Agreement), and with his restrictive covenant obligations referenced in Clause 25 below. The Employee will be paid his contractual salary and benefits (less such deductions for income tax and employee’s National Insurance contributions and such other tax withholdings as the Company is required to make by law) up to and including that date. The

Employee will be paid in lieu of any accrued but untaken annual leave. However, the Parties may mutually agree to a period before the Termination Date being spent on annual leave in order to discharge some or all of the Employee’s annual leave, with the balance (if any) being paid in lieu. Any payment will be subject to such deductions for income tax and employee’s National Insurance contributions and such other tax withholdings as the Company is required to make by law.
2. The Company will pay you in lieu of notice (£798,785) in 12 equal monthly instalments of £66,565.42 (less such deductions for income tax and employee’s National Insurance contributions and such other tax withholdings as the Company is required to make by law) each month commencing in January 2022 (the “Notice Payments”).
3. Notice Payments will be made on or around the last day in each month and will continue until December 2022. The parties agree that the Notice Payments shall not be impacted or reduced if the Employee secures alternative employment or other work before the end of December 2022, and that the Employee shall not be under a duty to make reasonable efforts to secure such alternative employment or work of any kind. As such, the relevant provisions in the Contract of Employment shall have no effect.
4. The parties accordingly believe that the Employee’s Post-Employment Notice Period and Post-Employment Notice Pay are nil.
5.     Subject to clause 1, the Company will pay to the Employee within 28 days of (1) the Termination Date or (2) receipt by the Company of a copy of this Agreement signed by the Employee, a copy of the Adviser’s Certificate signed by the adviser referenced at clause 26, a copy of the Reaffirmation Letter signed by you and a copy of the completed “Reaffirmation Letter – Adviser Certificate” at Schedule D (whichever is later) a payment (less such deductions for income tax and employee’s National Insurance contributions and such other tax withholdings as the Company is required to make by law) as pay in lieu of outstanding holiday entitlement as at the Termination Date.
6.     Subject and conditional on the Employee complying with the terms of this Agreement the Company will pay (less such deductions for income tax and employee’s National Insurance contributions and such other tax withholdings as the Company is required to make by law) to the Employee within 28 days of the Termination Date or receipt by the Company of both a copy of this Agreement signed by the Employee and a copy of the Adviser’s Certificate signed by the adviser referenced at clause 26 (whichever is later):

a. the sum of £1,413,235 (which includes the Employee’s Statutory Redundancy Payment) (“the Severance Payment”); and
b.An ex-gratia payment of £1,000,000 (the “Ex-Gratia Payment”)
7.In this regard, the Company and the Employee believe the following to be correct:
(a)     The first £30,000 of the combined Severance Payment and Ex-Gratia Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.
(b)     The balance of the combined Severance Payment and Ex-Gratia Payment will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The Company shall accordingly deduct income tax from it at the appropriate rate.
8. The Company will procure the provision of professional assistance (including associated advice) in the preparation and filing of US and UK tax returns (including any queries in relation to those returns) for all tax years associated with employment income, including equity, where a filing requirement arises. At minimum this would cover 2021, 2022 and 2023 US along with 2021/22, 2022/23 and 2023/24 UK tax return support. In addition, this will include support in relation to any queries on these returns and any prior year returns. The level of such support will be decided at the Company’s discretion, acting reasonably. For the avoidance of doubt, this support does not include continued tax equalization following the Employee’s departure from the US. The Employee shall retain access to any Company documentation relating to his personal tax affairs which his tax advisors may reasonably require to assist in the preparation and filing of his US and or UK tax returns and in relation to any queries on current year returns and any prior year returns.
9. The Employee will be eligible for a bonus in relation to the fiscal year 2021 and a pro-rated bonus for the fiscal year 2022 for the period from 1 September 2021 to 31 December 2021. Any such bonus payment will be subject to the terms of the WBA Management Incentive Plan (the “MIP”) and subject to approval by the Compensation Committee of the Board of Directors of WBA. Any bonus payable will be subject to deductions for income tax and National Insurance contributions and such other tax withholdings as the Company is required to make by law. For the avoidance of doubt, any individual performance adjustments for such bonuses shall be strictly based on the assessment of the Employee’s performance and contributions during the relevant bonus periods, and without regard to the pending or actual termination of employment of the Employee.

10. Pursuant to the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan Amended and Restated Effective July 11, 2017 (“the Plan”), the treatment of the Employee’s existing awards will be as set out in Schedule B to this letter. For the avoidance of doubt, no awards will be made to the Employee under the Plan in 2021. The treatment of any awards will be subject to the terms of the Plan.
11.    The Company will on request from a bona fide potential employer provide a written reference for the Employee in accordance with the draft in Schedule A attached. Oral requests for a reference will be responded to in similar terms.
12.    The Company agrees and undertakes that it will not make or cause to be made or publish or cause to be published nor authorise, facilitate or condone and will make reasonable endeavours to procure that all directors and senior employees will not make or cause to be made or publish or cause to be published nor authorise, facilitate or condone any derogatory or disparaging comments or remarks about the Employee.
13.     The Employee undertakes that he will not at any time make any disparaging or derogatory comments or statements concerning the Company, any Associated Company or their directors or senior employees.
14.     The Employee agrees to keep confidential and not to disclose or reveal the terms of this Agreement to any third party, other than his immediate family, professional or legal advisers, a government authority or as required by law.
15.     In consideration of the terms of this Agreement, the Employee will refrain from instituting a complaint against the Company or any Associated Company or any officer, employee or agent thereof before an Employment Tribunal in respect of any claim arising out of his employment by the Company or its termination including but not limited to any claim:
•for a redundancy payment
•for breach of contract and/or in relation to any unpaid salary or benefits and/or payment for accrued but untaken holiday
•that the Company dismissed him unfairly (including any claim relating to the circumstances and/or the manner of the termination of the Employee’s employment)
•for discrimination, harassment and/or victimisation on grounds related to or arising from age, sex (including equal pay or equality of terms), maternity or pregnancy, race, colour, nationality, ethnic origin, disability, sexual orientation, marriage or civil partnership, gender re-assignment, religion or belief

•for unlawful deductions from wages
•for failure to pay national minimum wage
•for failure to provide adequate rest breaks or holiday
•for less favourable treatment on the grounds of part time status or fixed term status
•for being subjected to a detriment on the grounds of zero hours
•in relation to parental rights or flexible working
•for failure to inform and consult in accordance with the law
•relating to his personal data.
16.     The Employee accepts the payments made by the Company and described above in full and final settlement of all claims that he has or may have against the Company or any Associated Company arising out of his employment or its termination including any claims in respect of which an Employment Tribunal has no jurisdiction. This provision shall not affect any claim by the Employee for breach of this Agreement, for damages for personal injury or his accrued rights under any pension scheme (except where any such claim relates to or arises out of age, sex, race, disability, sexual orientation, marriage or civil partnership, pregnancy or maternity, gender re-assignment, religion or belief discrimination; or any claim relating to the circumstances and/or manner of the termination of the Employee’s employment) although the Employee warrants that as at the date of this Agreement he is not aware of any circumstances which could give rise to such a claim.
17.     The Employee further confirms that he has not commenced and will not commence any proceedings in the Employment Tribunals, High Court, County Court or otherwise in any jurisdiction against the Company or any Associated Company or any of its or their respective officers, employees or agents in respect of any claim which is settled by this Agreement.
18.     The Employee warrants that as at the date of this Agreement he is not aware of any other claim or claims that he has or may have against the Company or any Associated Company than those set out in this Agreement.
19. This release of claims is intended to include the release of any claims the Employee may have against the Company or its affiliates, subsidiaries or any Associated Company in any jurisdiction, including but not limited to claims arising under the laws of the United States, the State of Illinois or any individual state or local jurisdiction. In particular and without waiver, the Employee specifically releases claims he may have pursuant the United States Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), or any United States federal, state or local law governing employment including the Illinois Human Rights Act (“IHRA”), the Employee has been provided with at least 21 days to consider his release of claims under United States federal and state law and may revoke his release of claims under ADEA and IHRA only by sending written notice of such revocation addressed to the Company’s General Counsel within eight days of this Agreement’s execution.
20. If the Employee breaches any material provision of this Agreement or pursues a claim against the Company or any Associated Company arising out of his employment or its termination, notwithstanding the provisions of the Agreement, he acknowledges and agrees to repay to the Company a sum equivalent to the payments paid pursuant to clause 6 (after deduction of all tax and any National Insurance contributions due) and that such sum is recoverable from him by the Company as a debt and that the Company shall be released from any continuing obligations under this Agreement.
21.     The Employee warrants that he has not at the date of this Agreement obtained employment or entered into a contract for services or a consultancy agreement with any person, firm or company.
22. The Employee understand that payments under this Agreement are taxable income to him. The Employee understands that he shall be solely responsible for all taxes that result from his receipt of the payments to be provided under this Agreement. Neither the Company nor any of its affiliates or subsidiaries makes or has made any representation, warranty or guarantee of any federal, state, local or foreign tax consequences to the Employee of his receipt of any payment under this Agreement. The Company will withhold all legally-required U.S. federal, state and local tax withholdings from amounts payable under this Agreement. The Employee agrees to indemnify the Company against any claim for tax or employee’s National Insurance payments together with any interest or penalties thereon made by any relevant statutory authority and to which the Company is assessed in respect of the Employee in relation to any of the payments or benefits received under the terms of this Agreement. The Company shall give the Employee reasonable notice of any demand for tax which may lead to liabilities on the Employee under this indemnity and shall provide the Employee with reasonable access to any documentation you may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body). All payments under this Agreement are intended as separate payments and each installment payment is a separate payment.
23.     The Employee acknowledges that he has, and will continue to abide by, a continuing duty not to disclose (unless required by law) or misuse confidential information concerning the Company or any Associated Company that came into his possession whilst in its employment.
24.     The Employee warrants that he will return all Company property in his possession or under his control including but not limited to all laptops, mobile telephones, keys, security cards, cars, fuel cards, credit cards, books, documents, papers, materials, computer discs and software and any copies thereof (whether in human readable or machine readable form) on or before the Termination Date.
25.     For the avoidance of any doubt, the post-termination obligations contained within the Employee’s contract of employment and Annex A of the Walgreens Boots Alliance 2013 Omnibus Incentive Plan shall remain in full force and effect.
26. The Employee confirms that, before signing this Agreement, he received relevant independent advice from a relevant independent adviser, namely Ivor Adair of Fox & Partners Solicitors LLP, 4-6 Throgmorton Avenue, London, EC2N 2DL as to the terms and effect of this Agreement and in particular its effect on his ability to pursue claims before an Employment Tribunal. By signing the Advisers certificate annexed to this Agreement, Ivor Adair acknowledges that at the time of advising the Employee there was in force a policy of insurance covering a risk of a claim by the Employee in respect of loss arising consequent to that advice.
27. On or shortly after the Termination Date, the Employee shall sign and date the Reaffirmation Letter and shall ensure that the Adviser (or another relevant independent adviser) signs and dates a letter in the form set out in Schedule D. The Company’s obligations under this agreement (except under Clause 1) are conditional on the Company receiving the letters referred to in this clause duly signed and dated within 21 days of the Termination Date.
28. The Employee agrees that he will provide reasonable assistance to the Company (or any group company, including Walgreen's Boots Alliance Inc. "WBA" and Walgreen Co.) or its advisers in any litigation in which he is named as a Defendant or in which the company's legal advisers otherwise seek his assistance. The Company shall give reasonable notice of a request for such assistance. In such event, the Company shall pay the Employee a daily rate of £4,853.31 for the time spent, provided that the time required on each occasion is approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned). If such approval is unreasonably withheld, the employee shall have no obligation to provide assistance on that occasion. These payments shall be subject to such deductions for income tax and employee’s National Insurance contributions and such other tax withholdings as the Company is required to make by law. The Employee will be responsible for any further tax or National Insurance contributions due in respect of these payments. The Company will also reimburse any reasonable expenses (and/or loss of remuneration above the daily rate noted above) that the Employee incurs as a consequence of the Employee’s assistance, provided that such expenses are approved in writing in advance by the Company. To the extent that it is lawfully able to do so and to the extent consistent with the Company’s bylaws the Company will also pay any reasonable professional (including without limitation, legal and accounting) costs and expenses properly incurred by the Employee after the Termination Date which arise from the Employee having to defend, or appear in, any administrative, regulatory, judicial or quasi-judicial proceedings as a result of the lawful performance of his duties with the Company, provided that such expenses are approved in writing in advance by the Company.
29. For the avoidance of doubt, the Employee will be eligible to continue to benefit from WBA's officer indemnity coverage as well as WBA's D&O Insurance in place from time to time in connection with his role and activities described above, in accordance with the terms of the said indemnity coverage and D&O insurance. The Company agrees that as long as there is a policy of D&O Insurance in effect for existing directors and/officers of the Company, that this policy will be applied to the Employee
30. The Company shall continue to provide the Employee and the Employee’s spouse with private medical benefit, subject to the rules of the relevant benefit scheme in force from time to time, until the end of the policy year ending in 2022. The Employee shall be responsible for any further tax and employee's National Insurance contributions due in respect of these benefits.
31. The Company will support the Employee’s relocation back to the UK pursuant to the terms of the Employee’s Assignment Agreement.
32. The Company will engage Weichert to manage the sale of the Employee’s home at 607 Longwood Avenue, Glencoe, IL 60022 (the “Property”). The Employee shall use his reasonable endeavours to work with Weichert in order to sell the Property and this includes the Employee accepting a commercially reasonable offer for the Property consistent with an independent professional appraisal of its value. In the event that the Employee has not sold the Property by the Termination Date, the

Company agrees within 30 days to purchase the Property for $8 million, being the purchase price, the Employee paid for the Property in 2013 and make the payment of $8 million to the Employee by no later than 30 days of the date of purchase. The payment shall be subject to deductions for income tax and National Insurance contributions and such other tax withholdings as the Company is required to make by law. The Company will pay reasonable legal fees necessary to effect the sale of the Property, provided that such fees are approved in writing in advance by the Company.
33. The conditions regulating compromise and/or settlement agreements contained in section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992 and Regulation 35 of the Working Time Regulations 1998, Part 1 of Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Part 1 of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Part 1 of Schedule 5 of the Employment Equality (Age) Regulations 2006 and section 147 of the Equality Act 2010 are satisfied in relation to this Agreement.
34.     The Company agrees to pay direct to Fox & Partners LLP Solicitors LLP within 28 days of receipt of an invoice a contribution of up to £1,000 (plus VAT) towards the cost of the Employee taking relevant independent advice on the terms and effect of this Agreement.
35.     In this Agreement “Associated Company” means Alliance Boots Holdings Limited and its holding companies and subsidiaries and the subsidiaries of any such holding companies from time to time.
36.     Notwithstanding that this Agreement is headed “Without Prejudice and Subject to Contract”, it will once signed by all the parties and dated be regarded as an open and binding agreement.
37. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.
38. Each party irrevocably agrees that the courts of England and Wales shall have exclusive  jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

EMPLOYEE SIGNATURE:    /s/ Alex Gourlay
                    ______________________________
ALEX GOURLAY

COMPANY SIGNATURE:    /s/ Frank Standish
                    ______________________________
FOR AND ON BEHALF OF THE COMPANY

ADVISER'S CERTIFICATE

I, Ivor Adair of Fox & Partners LLP, 4-6 Throgmorton Avenue, London, EC2N 2DL confirm that I have given independent legal advice to Alex Gourlay as to the terms and effect of the Agreement, a copy of which is annexed hereto, and in particular as to its effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that I am a Solicitor-Advocate of the Senior Courts holding a current practising certificate and that there is and was at the time I gave the advice referred to above in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Alex Gourlay in respect of any loss arising in consequence of that advice.

ADVISER SIGNATURE:     /s/ Ivor Adair
                    ______________________________
IVOR ADAIR

SCHEDULE A

DRAFT REFERENCE
Name
Address

Dear

Further to your letter dated ........................................... I can confirm the following details regarding:

Employee's name:         Alex Gourlay

Date of joining:             [ ]

Date of leaving:             31 December 2021

Nature of position held:     Co-Chief Operating Officer

The information above has been given in good faith, with care being taken to ensure accuracy. The Company does not accept liability for errors or omissions.

Yours sincerely

Schedule B

Schedule C

Reaffirmation Letter

[NAME]
[DATE]
Dear
Reaffirmation Letter
I am writing in connection with the settlement agreement between WALGREENS BOOTS ALLIANCE SERVICES LIMITED (Company) and you dated [DATE]] (Agreement). This is the Reaffirmation Letter referred in the Agreement.
Defined terms have the same meaning when used in this Reaffirmation Letter as in the Agreement.
In consideration of the Company paying the Termination Payment to you in accordance with the terms of the Agreement, you expressly agree the following:
i.You agree that the terms of the Agreement are offered by the Company without any admission of liability on the part of the Company and are in full and final settlement of all and any claims or rights of action that you have or may have against the Company or any Associated Company or its officers, employees or workers whether arising out of your employment with the Company or its termination or from events occurring after the Agreement was entered into, whether under common law, contract, statute or otherwise, whether such claims are, or could be, known to or in the contemplation of the Company or you at the date of this Reaffirmation Letter in any jurisdiction and including, but not limited to, the claims specified in the Agreement (each of which is waived by this clause).
ii.This waiver shall not affect any claim by you for breach of the Agreement, for damages for personal injury or accrued rights under any pension scheme (except where any such claim relates to or arises out of age, sex, race, disability, sexual orientation, marriage or civil partnership, pregnancy or maternity, gender re-assignment, religion or belief discrimination; or any claim relating to the circumstances and/or manner of the termination of your employment) although you warrant that as at the date of this Reaffirmation Letter than you are not aware of any circumstances which could give rise to such a claim.
iii.You warrant that:
1.before entering into this Reaffirmation Letter you received independent advice from Ivor Adair of Fox & Partners Solicitors LLP (the Adviser) as to the terms and effect of this Reaffirmation Letter and, in particular, on its effect on your ability to pursue the claims specified the Agreement;
2.the Adviser has confirmed to you that they are a solicitor-advocate holding a current practising certificate and that there is in force a policy of insurance covering the risk of a claim by you in respect of any loss arising in consequence of their advice;
3.the Adviser shall sign and deliver to the Company a letter in the form attached as Schedule E to the Agreement.

You acknowledge that the Company acted in reliance on these warranties when entering into this Reaffirmation Letter.
iv.You acknowledge that the conditions regulating compromise and/or settlement agreements contained in section 203 of the Employment Rights Act 1996, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 9 of the Disability Discrimination Act 1995, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992 and Regulation 35 of the Working Time Regulations 1998, Part 1 of Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Part 1 of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Part 1 of Schedule 5 of the Employment Equality (Age) Regulations 2006 and section 147 of the Equality Act 2010 are satisfied in relation to this Reaffirmation Letter.

COMPANY SIGNATURE:    ................................................................................
FOR AND ON BEHALF OF THE COMPANY

I agree to the above terms
EMPLOYEE SIGNATURE:    ................................................................................
                    ALEX GOURLAY

Date……………………………………………………

Schedule D

Reaffirmation Letter – Adviser Certificate

I, Ivor Adair of Fox & Partners LLP, 4-6 Throgmorton Avenue, London, EC2N 2DLconfirm that I have given independent legal advice to Alex Gourlay as to the terms and effect of the Reaffirmation Letter, a copy of which is annexed hereto, and in particular as to its effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that I am a Solicitor-Advocate of the Senior Courts holding a current practising certificate and that there is and was at the time I gave the advice referred to above in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by Alex Gourlay in respect of any loss arising in consequence of that advice.

ADVISER SIGNATURE:     ................................................................................
Ivor Adair